                                                                    EXHIBIT 99.2



                             INTEREXCHANGE, INC. AND
                               COMBINED AFFILIATES

                           For the Three Months Ended
                             March 31, 1998 and 1997
                                   (Unaudited)

                                                                        Page
                                                                        ----

Combined Balance Sheet                                                   1

Combined Statements of Operations                                        2

Combined Statements of Stockholders' Equity                              3

Combined Statements of Cash Flows                                        4

Notes to Combined Financial Statements                                   5

                        INTEREXCHANGE, INC. AND COMBINED AFFILIATES
                                   Combined Balance Sheet
                                      March 31, 1998
                                        (Unaudited)

                                     Assets

Current assets
    Cash and cash equivalents                         $    523,056
    Accounts receivable                                    818,308
                                                      ------------
                                                         1,341,364

Equipment, net of accumulated depreciation               5,326,352

Other assets                                                36,154
                                                      ------------
                                                      $  6,703,870
                                                      ------------
                                                      ------------

             Liabilities and Stockholders' Equity

Current liabilities
    Accounts payable                                  $  2,610,091
    Current maturities of long-term debt                   502,839
    Accrued expenses and other current liabilities         945,282
    Accrued taxes payable                                  700,000
    Income taxes payable                                   333,498
                                                      ------------
                                                         5,091,710
                                                      ------------

Long-term debt, net of current maturities                  430,006

Deferred income taxes                                      112,000

Stockholders' equity
    Common stock                                               600
    Retained earnings                                    1,069,554
                                                      ------------
         Total stockholders' equity                      1,070,154
                                                      ------------
                                                      $  6,703,870
                                                      ------------
                                                      ------------

              See accompanying notes to combined financial statements.

                   INTEREXCHANGE, INC. AND COMBINED AFFILIATES
                         Combined Statements of Operations
                 For the Three Months Ended March 31, 1998 and 1997
                                   (Unaudited)

                                                      1998             1997
                                                  ------------     ------------

Revenues                                          $  3,811,900     $  2,884,490

Costs and expenses
    Direct cost of services                          1,165,843        1,040,452
    Selling, general and administrative expenses     1,321,281          886,483
    Depreciation                                       543,825          658,784
                                                  ------------     ------------
                                                     3,030,949        2,585,719
                                                  ------------     ------------

Earnings from operations                               780,951          298,771

Other income (expense)
    Interest income                                      6,959            4,611
    Interest expense                                   (52,771)         (10,939)
                                                  ------------     ------------
                                                       (45,812)          (6,328)
                                                  ------------     ------------

Earnings before income taxes                           735,139          292,443
Income taxes                                           308,000          120,000
                                                  ------------     ------------
Net income                                        $    427,139     $    172,443
                                                  ------------     ------------
                                                  ------------     ------------

           See accompanying notes to combined financial statements.

                             INTEREXCHANGE, INC. AND COMBINED AFFILIATES
                             Combined Statements of Stockholders' Equity
                          For the Three Months Ended March 31, 1998 and 1997
                                             (Unaudited)

                                                                Common Stock
                                                           ---------------------                         Total
                                                           Number of                     Retained     Stockholders'
                                                            Shares        Amount         Earnings        Equity
                                                           --------      --------       ----------     -----------
Balance - January 1, 1997                                       500      $    500       $  268,992     $   269,492

    Net income                                                    -             -          172,443         172,443
    Stock issued - Blue Sky Software, Inc.                      100           100                -             100
    Distributions to stockholders                                 -             -           (9,138)         (9,138)
                                                           --------      --------       ----------     -----------
Balance - March 31, 1997                                        600      $    600       $  432,297     $   432,897
                                                           --------      --------       ----------     -----------
                                                           --------      --------       ----------     -----------


Balance - January 1, 1998                                       600      $    600       $  645,715     $   646,315

    Net income                                                    -             -          427,139         427,139
    Distributions to stockholders                                 -             -           (3,300)         (3,300)
                                                           --------      --------       ----------     -----------

Balance - March 31, 1998                                        600      $    600       $1,069,554     $ 1,070,154
                                                           --------      --------       ----------     -----------
                                                           --------      --------       ----------     -----------

                  See accompanying notes to combined financial statements.

                   INTEREXCHANGE, INC. AND COMBINED AFFILIATES
                        Combined Statements of Cash Flows
               For the Three Months Ended March 31, 1998 and 1997
                                   (Unaudited)

                                                         1998           1997
                                                      ----------     ----------
Cash flows from operating activities
    Net income                                        $  427,139     $  172,443
                                                      ----------     ----------
    Adjustment to reconcile net income to net
     cash from operating activities:
      Depreciation                                       543,825        658,784
      Deferred income taxes                                    -       (157,000)
    (Increase) decrease in
      Accounts receivable                               (360,782)       (17,568)
      Other assets                                             -             18
    Increase (decrease) in
      Accounts payable                                  (575,583)      (393,021)
      Accrued expenses and other current liabilities    (170,403)       (84,144)
      Accrued taxes payable                                    -         50,000
      Income taxes payable                               105,459        100,810
      Customer deposits                                 (350,000)       350,000
                                                      ----------     ----------
        Total adjustments                               (807,484)       507,879
                                                      ----------     ----------
                                                        (380,345)       680,322
                                                      ----------     ----------

Cash flows from investing activities
    Payments for purchase of property and equipment            -       (562,733)
    Retirement of property and equipment                  87,301              -
                                                      ----------     ----------
                                                          87,301       (562,733)
                                                      ----------     ----------

Cash flows from financing activities
    Principal payments of long-term debt                (129,784)             -
    Distributions to stockholders                         (3,300)        (9,138)
    Proceeds from issuance of common stock                     -            100
                                                      ----------     ----------
                                                        (133,084)        (9,038)
                                                      ----------     ----------

Net change in cash and cash equivalents                 (426,128)       108,551

Cash and cash equivalents - beginning                    949,184         81,416
                                                      ----------     ----------

Cash and cash equivalents - ending                    $  523,056     $  189,967
                                                      ----------     ----------
                                                      ----------     ----------

           See accompanying notes to combined financial statements.

                     INTEREXCHANGE, INC. AND COMBINED AFFILIATES
                        Notes to Combined Financial Statements
                                     (Unaudited)

Note 1 -  OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          ORGANIZATION

          The combined financial statements include the accounts of InterExchange, Inc. ("IX"), Doublestone Computing Enterprises, Inc., Blue Sky Software, Inc., Altom Associates, Inc. and Mikulynec Associates, Inc. (the "Company"). All significant intercompany balances and transactions have been eliminated in the combination.

          OPERATIONS

          The Company is principally engaged in providing technology and management services to telecommunications service providers, including management of debit cards and switching services to customers in the United States and internationally.

          USE OF ESTIMATES

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          REVENUE RECOGNITION

          Revenue for management of debit cards and switching services is recognized as service is provided.

          DIRECT COSTS OF REVENUES

          Direct cost of revenues consists primarily of connectivity costs and related costs of personnel.

          EQUIPMENT

          Equipment and software is recorded at cost and are depreciated using accelerated methods over the estimated useful lives of the assets which is five years.

          The Company's telecommunications equipment is subject to technological risks and rapid market changes due to new products and services and changing customer demand. These changes may result in future adjustments to the estimated useful lives of these assets.

          SOFTWARE DEVELOPMENT COSTS

          Costs for the internal development of new software and substantial enhancements to existing software are expensed as incurred.

          INCOME TAXES

          The Company accounts for income taxes on the liability method as required by Statement of Financial Accounting Standards ("SFAS") No. 109 Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities.

                     INTEREXCHANGE, INC. AND COMBINED AFFILIATES
                        Notes to Combined Financial Statements
                                     (Unaudited)

Note 1 -  OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -
          (continued)

          INCOME TAXES - (continued)

          All of the combined affiliates, except for IX, have elected to be taxed as an S-Corporation under the Internal Revenue Code. Under this election, the profits, losses, credits and deductions of the Company are passed through to the individual stockholders.

          STOCK BASED COMPENSATION

          The Company has adopted the disclosure only provisions of SFAS No. 123, Accounting for Stock-Based Compensation. The Company applies ABB Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations in accounting for stock options. Adoption of the statement had no impact on the Company's financial position, results of operations or liquidity.

          CASH AND CASH EQUIVALENTS

          The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Note 2 -  CONCENTRATION OF CASH BALANCE

          A cash balance of $363,000 at March 31, 1998, was maintained in a bank account insured by the Federal Deposit Insurance Corporation
          (FDIC). This balance exceeds the insured amount of $100,000.

Note 3 -  EQUIPMENT

                                                                      1998
                                                                   -----------
          Computer and telecommunications
            equipment and related software                         $ 9,661,362
          Leasehold improvements                                       149,000
                                                                   -----------
                                                                     9,810,362
          Accumulated depreciation                                  (4,484,010)
                                                                   -----------
          Net equipment                                            $ 5,326,352
                                                                   -----------
                                                                   -----------

Note 4 -  RELATED PARTY TRANSACTIONS

          The Company provided services to several companies with common ownership. Revenues from these companies were $290,000 and $185,000 for 1998 and 1997.

          A major shareholder of IX entered into a five year employment contract with a major customer of the Company (IDT Corporation), which started in September 1997.

                     INTEREXCHANGE, INC. AND COMBINED AFFILIATES
                        Notes to Combined Financial Statements
                                     (Unaudited)

Note 5 -  ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

                                                                      1998
                                                                   -----------

          Payroll and bonuses                                      $   875,282
          Legal                                                         70,000
                                                                   -----------
                                                                   $   945,282
                                                                   -----------
                                                                   -----------
Note  6 -     LONG-TERM DEBT

                                                                                1998
                                                                             -----------
          Term loan through February 1999, payable quarterly at $48,593 including imputed interest at 6.5%, collateralized by various
          equipment.                                                         $   141,072

          Term loan through April 2000, payable monthly at $19,261 including imputed interest at a 11%, collateralized by various
          equipment.                                                             397,644

          Term loan through May 2000, payable monthly at $11,652 including imputed interest at a fixed rate of 10%, collateralized
          by various equipment.                                                  271,218

          Term loan through July 2000, payable monthly
          at $4,730 including interest at 8.75%.                                 122,911
                                                                             -----------
          Less current maturities                                                502,839
                                                                             -----------
          Long-term debt, net of current maturities                          $   430,006
                                                                             -----------
                                                                             -----------

          The approximate aggregate amount of all long-term debt maturities for the years ending March 31, follows:

               1999                                         $  504,000
               2000                                            364,000
               2001                                             65,000

Note 7 -  OPERATING LEASES

          The Company leases office space under a ten year lease expiring June 2006 with a renewal option for two five-year periods. Monthly payments under the current lease are $22,470. The Company is required to pay property taxes, utilities, insurance and

                     INTEREXCHANGE, INC. AND COMBINED AFFILIATES
                        Notes to Combined Financial Statements
                                     (Unaudited)

          other costs relating to the leased facilities. Rent expense was $57,000 and $36,000 for 1998 and 1997.

          The Company leases equipment under operating leases with terms ranging from two to three year periods expiring through 2000. Monthly payments under the leases currently aggregate approximately $23,500. Equipment lease expense was $70,000 and $55,000 for 1998 and 1997.

          The following is a schedule by years of approximate future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of March 31, 1998:

                 For the Years Ending
                     March 31,
                 --------------------
                      1999                                   $   469,000
                      2000                                       300,000
                      2001                                       275,000
                      2002                                       297,000
                      2003                                       306,000
                      Thereafter                                 993,000
                                                             -----------
                      Total minimum payments required        $ 2,640,000
                                                             -----------
                                                             -----------

Note 8 -  CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS
          MAJOR CUSTOMERS

          One customer accounted for 78% and 76% of revenues during 1998 and 1997. Such customer was 93% of accounts receivable as of March 31, 1998.

          On June 29, 1997, a service agreement was entered into with this major customer, PT-1 Communications, Inc. ("PT-1"). In connection with the agreement, PT-1 granted certain warrants for the purchase of shares of Common Stock to four principals of IX. These warrants are exercisable for shares of Common Stock with an aggregate fair market value (as defined) equal to (i) $1,000,000 at a nominal exercise price and (ii) $2.0 million, at an aggregate exercise price equal to $1,000,000. Such warrants with respect to one-third of the Warrant Shares vest and become exercisable upon each of: (i) the earlier to occur of the closing of a stock offering of PT-1 or March 31, 1998, (ii) January 1, 1999 and (iii) December 1, 1999, in each case, if the IX Agreement has not been terminated. These warrants expire upon the fifth anniversary of their respective vesting dates. These warrants, in the event of change in control of PT-1 will immediately vest and become exercisable.

          In connection with these warrants, the Company will record revenues and compensation expense of approximately $2.0 million, the difference between the exercise price and market value, over the vesting period applicable to each portion of

                     INTEREXCHANGE, INC. AND COMBINED AFFILIATES
                        Notes to Combined Financial Statements
                                     (Unaudited)

          the grant. The Company has recorded $220,000 revenue and $220,000 compensation expense, related to these warrants for the three months ended March 31, 1998.

Note 9 -  SUPPLEMENTAL DISCLOSURE STATEMENT OF CASH FLOWS
          NONCASH INVESTING AND FINANCING ACTIVITIES

          During the three months ended March 31, 1997, the Company purchased equipment for $362,000. In conjunction with this purchase, liabilities of $362,000 were assumed.

          Supplemental disclosure of cash paid.

                                              1998            1997
                                           ---------       ---------

          Interest expense                 $  52,771       $  10,939
          Income taxes                       200,000          55,000

Note 10 - CONTINGENCIES

          RELATED PARTY GUARANTEE

          The Company has guaranteed the obligations of a related entity under common control. At March 31, 1998, the related party's total future minimum payments, guaranteed by IX amounted $520,000.

          REGULATORY ENVIRONMENT

          The Company is subject to regulation by various government agencies and jurisdictions and believes it is in compliance with all applicable laws and regulations. However, implementation and interpretation of the Telecommunications Act of 1996 (the Act) is ongoing and subject to litigation by various federal and state agencies and courts. As a result, the impact of the Act on the Company is not yet completely determinable and future interpretations and rulings may impact the financial position and results of operations of the Company.

          ACCRUED TAXES PAYABLE

          The taxation of the Company's operations which is related to telecommunications is evolving. The Company believes it has adequately provided for any such taxes it may ultimately be required to pay. Legislation may be enacted which would specifically provide for taxation of such operations or may interpret current laws in a manner resulting in additional tax liabilities.

                     INTEREXCHANGE, INC. AND COMBINED AFFILIATES
                        Notes to Combined Financial Statements
                                     (Unaudited)

Note 11 - SUBSEQUENT EVENT

          MERGER AGREEMENT

          On April 8, 1998, IX announced that it had entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 7, 1998, pursuant to which IX would merge with a wholly owned subsidiary of IDT Corporation ("IDT") (the "Merger") and IX would become a wholly owned subsidiary of IDT. Immediately prior to the execution and delivery of the Merger Agreement, IX entered into binding agreements with the stockholders of the four combined affiliated companies to purchase all of the shares of common stock of such companies in exchange for common stock of IX.

          Pursuant to the Merger Agreement, all of the outstanding shares of the common stock of IX (the "IX Common Stock") will be exchanged for an aggregate of 3,242,323 newly issued shares (the "IDT Shares") of common stock, par value $.01 per share, of IDT (the "IDT Common Stock", and $20 million in cash (the "Cash Consideration"). The IX Common Stock, the Cash Consideration and the IDT Common Stock will be held in escrow until the satisfaction of the conditions set forth in the Merger Agreement. The Merger is expected to be consummated prior to June 6, 1998. A portion of the IDT Shares will remain in escrow until October 2002 in order to satisfy certain possible indemnification obligations that certain stockholders of IX may have under the Merger Agreement. The Merger will be treated as a purchase for accounting purposes on IDT and is intended to qualify as a tax-free reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended.

          MAJOR CUSTOMER

          Following the public announcement of the Merger, PT-1 has indicated its position that the Merger violates IX's service agreement with PT-1 (see Note 8). However, PT-1 has taken no action with respect to such claim.

          RESTRICTED STOCK AWARD

          Immediately prior to signing of the Merger Agreement, IX issued shares of restricted common stock to certain individuals. Such restricted stock will be replaced by 77,277 shares of IDT common stock after the merger is completed subject to certain defined restrictions. These restrictions include conclusion of the merger by a certain date and continued service of the participant with the Company or its affiliates through April 7, 1999.